Exhibit 10.1

SECOND AMENDMENT TO THE

CRESTWOOD EQUITY PARTNERS LP

2018 LONG TERM INCENTIVE PLAN

WHEREAS, Crestwood Equity GP, LLC, a Delaware limited liability company (the “General Partner”), the general partner of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”) has previously adopted the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (the “Plan”), which subsequently was amended by that certain First Amendment to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan; and

WHEREAS, the General Partner desires to amend the Plan to remove the provision which provides that awards are automatically vested upon the occurrence of a Change of Control;

NOW, THEREFORE, the Plan shall be amended effective as of January 1, 2023 as follows:

1. Section 7(e) of the Plan shall be deleted and the following shall be substituted therefor, which language shall apply to Awards issued for periods on or after January 1, 2023. The language of Section 7(e) of the Plan, prior to its amendment, shall continue to apply to Awards issued prior to January 1, 2023.

“(e) Change of Control.

(i) If a Participant is Involuntarily Terminated during the twelve (12) month period immediately following the date a Change of Control occurs, then such Award shall become fully vested on the date the Participant’s employment or service is terminated. For purposes of this provision, a Participant is “Involuntarily Terminated” if the Participant’s employment or service with is terminated by the Company without Employer Cause (as defined in the Participant’s Award Agreement or, if not defined, as determined by the Committee in its sole discretion) or by the Participant due to Employee Cause (as defined in the Participant’s Award Agreement, to the extent such provision is included in the Participant’s Award Agreement).

(ii) In the event of a Change of Control, to the extent the successor company does not assume or substitute for an outstanding Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then as of the Change of Control the Committee, acting in its sole discretion without the consent or approval of any holder (subject to any restrictions or limitations in an individual Award Agreement or any other written agreement entered into between the Company and a holder), shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(A) for any award of Options or Unit Appreciation Rights, accelerate the time at which Options or Unit Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(B) require the mandatory surrender to the General Partner or the Partnership by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then subject to a Restricted Period or other restrictions pursuant to the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash per Unit equal to the amount calculated in Section 7(f) (the “Change of Control Price”) less the exercise price, if any, applicable to such Awards; provided , however , that to the extent the exercise price of an Option or a Unit Appreciation Right exceeds the Change of Control Price, no consideration will be paid with respect to that Award;

(C) provide that any restrictions, limitations and other conditions applicable to such Award shall lapse and the Units subject to such Award shall, as applicable, be issued and/or become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original Award;

(D) for any Award subject to performance criteria, the number of Units delivered under such Award shall be determined based on the greater of (1) actual performance, or (2) target, as calculated during the Performance Period through the date of the Change of Control; or

(E) determine in its sole discretion that no adjustment is necessary to Awards then outstanding;

provided, however, that, except as otherwise provided in Section 8(m) or an Award Agreement, then, for any situation in which this Section 7(e)(ii) applies, in addition to the foregoing provisions of this Section 7(e)(ii), upon the occurrence of a Change of Control, the Committee, acting in its sole discretion without the consent or approval of a holder, may cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate Fair Market Value equal to the Fair Market Value of such Awards, as determined by the Committee or the Board in its sole discretion acting in good faith.

(iii) To the extent the successor company agrees to assume or substitute for an outstanding Award, then as of the Change of Control, the Committee, acting in its sole discretion without the consent or approval of any holder (subject to any restrictions or limitations in an individual Award Agreement or any other written agreement entered into between the Company and a holder), shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(A) for any Award, with respect to all or selected holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Change of Control and which is then (or will be upon completion of the Change of Control transaction) employing such holder or which is (or will be upon completion of the Change of Control transaction) affiliated or associated with such holder in the same or a substantially similar manner as the Company prior to the Change of Control, or a parent or subsidiary of such entity, provided that (1) such assumption or substitution is on a basis where the excess of the aggregate Fair Market Value of the Units subject to the Award immediately after the assumption or substitution is equal to the excess of the aggregate Fair Market Value of all Units subject to the Award immediately before such assumption or substitution, and (2) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have substantially the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be; or

(B) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding), including adjusting an Award to provide that the number and class of Units covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Committee in its sole discretion;

provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.”

2. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the Amendment Effective Date, effective for all purposes as provided above.

CRESTWOOD EQUITY GP, LLC

By:	/s/ Robert G. Phillips
Name:	Robert Phillips
Title:	Founder, Chairman and Chief Executive Officer